Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FIRST QUARTER 2015 EARNINGS

YORK, Pennsylvania – May 5, 2015 – Glatfelter (NYSE: GLT) today reported first-quarter 2015 net income of $13.9 million, or $0.32 per diluted share, and adjusted earnings of $13.4 million, or $0.30 per diluted share. For the first quarter of 2014, net income was $14.6 million, or $0.33 per diluted share, and adjusted earnings were $14.1 million or $0.32 per diluted share.

Consolidated net sales totaled $417.5 million in the first quarter of 2015 compared with $455.7 million in the first quarter of 2014. Currency translation adjustments unfavorably impacted the year-over-year comparison by $28 million reflecting a significantly stronger U.S. dollar.

“The first quarter of 2015 began with a number of challenges including the significant weakening of the Euro, the market situation in Russia and the operational cost penalties in Specialty Papers.” said Dante C. Parrini, chairman and chief executive officer. “Considering these circumstances, we generated solid results in the first quarter with adjusted earnings slightly below a year ago. More importantly, we are continuing to position the company to capitalize on opportunities in our key markets and to withstand the ongoing macroeconomic headwinds. Our planned and purposeful efforts include introducing new, more competitive products in the Russian market and gaining additional U.S. dollar denominated business. We also remain focused on implementing our cost control measures and are on pace to achieve our targets of a 3% to 5% workforce reduction and $25 million to $30 million of cost savings in 2015.”

Mr. Parrini continued, “Based on the progress we made implementing our key initiatives in the first quarter and our plans for the rest of the year, I believe our business is well prepared to address the challenges we are facing and deliver on our 2015 growth opportunities and long-term business strategy.”

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Glatfelter Reports 2015 First-Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended March 31
	2015		2014
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$13,925	$0.32	$14,648	$0.33
Timberland sales and related costs	(1,617)	(0.04)	(507)	(0.01)
Workforce efficiency charges	953	0.02	—	—
Acquisition and integration related costs	113	—	—	—

Adjusted earnings	$13,374	$0.30	$14,141	$0.32

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

First-Quarter Business Unit Results

Composite Fibers

	Three months ended March 31
Dollars in thousands	2015	2014	Change
Tons shipped	37,960	39,978	(2,018)	(5.1)%
Net sales	$135,294	$158,577	$(23,283)	(14.7)%
Operating income	14,653	19,255	(4,602)	(23.9)%
Operating margin	10.8%	12.1%

Net sales for this business unit declined $23.3 million, or 14.7 percent, due to $20.4 million of unfavorable currency translation together with lower shipping volumes and $2.8 million from lower selling prices, partially offset by the inclusion of Spezialpapierfabrik (SPO), which was acquired in the fourth quarter of 2014. Shipping volumes declined 5.1 percent primarily due to reduced demand for nonwoven wall cover, which is directly impacted by the geopolitical and currency instabilities in Russia and Ukraine.

Composite Fibers’ first-quarter 2015 operating income decreased $4.6 million to $14.7 million compared to the year-ago period. The decline in operating income was primarily related to unfavorable foreign currency translation, which negatively impacted results by $2.8 million, the impact of lower selling prices and a $1.3 million impact from lower production to manage inventory levels. These factors were partially offset by a $3.0 million benefit from lower raw material and energy prices.

Advanced Airlaid Materials

	Three months ended March 31
Dollars in thousands	2015	2014	Change
Tons shipped	24,060	25,096	(1,036)	(4.1)%
Net sales	$62,299	$71,313	$(9,014)	(12.6)%
Operating income	5,262	5,854	(592)	(10.1)%
Operating margin	8.4%	8.2%

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Glatfelter Reports 2015 First-Quarter Results	page 3

On a year-over-year basis, Advanced Airlaid Materials’ net sales decreased $9.0 million largely due to $7.2 million of unfavorable foreign currency translation and a 4.1 percent decline in shipping volumes which more than offset a $1.7 million benefit from higher selling prices.

First-quarter 2015 operating income declined $0.6 million compared to the same quarter a year-ago as the benefit from higher selling prices was more than offset by $0.9 million from higher raw material and energy prices and $1.2 million from the adverse impact of foreign currency translation.

Specialty Papers

	Three months ended March 31
Dollars in thousands	2015	2014	Change
Tons shipped	198,673	202,227	(3,554)	(1.8)%
Net sales	$219,876	$225,831	$(5,955)	(2.6)%
Energy and related sales, net	2,068	5,262	(3,194)	(60.7)%
Operating income	9,462	2,410	7,052	292.6%
Operating margin	4.3%	1.1%

On a year-over-year basis, Specialty Papers’ net sales decreased $6.0 million, or 2.6 percent due to lower shipping volumes and mix changes partially offset by a $1.8 million benefit from higher average selling prices.

Operating income increased $7.1 million in the year-over-year comparison including the impact of higher selling prices and $2.6 million from lower raw material and energy prices. In 2015, problems with a power boiler in Pennsylvania and an evaporator upset in Ohio negatively impacted earnings by $9 million. In 2014, operating income was negatively impacted by $16 million due to evaporator issues in Ohio and excess costs resulting from severe weather conditions. Energy and related sales decreased $3.2 million in the comparison as severe weather conditions in 2014 resulted in higher selling prices for excess power.

Other Financial Information

Pension expense totaled $2.8 million and $1.5 million for the first quarters of 2015 and 2014, respectively. The increase reflects the impact of lower discount rates and changes to mortality assumptions. For 2015, the Company expects full year pension expense to increase to approximately $11.5 million. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

The Company completed the sale of 1,370 acres of timberlands during the first quarter of 2015 for $3.0 million and realized an after-tax gain of $1.6 million.

During the first quarter of 2015, the Company eliminated approximately 1.3 percent of its workforce in connection with the global workforce efficiency and cost reduction program initiated earlier in the year and recorded charges totaling, on a pre-tax basis, $1.3 million for severance and related costs.

The Company recorded an income tax provision of $4.3 million on adjusted pre-tax earnings resulting in an effective tax rate of 24.5 percent compared with an effective tax rate of 16.5 percent in the same quarter a year ago. The effective tax rate in the first quarter of 2014 reflects a $2.2 million tax benefit related to the reduction of deferred tax liabilities in connection with the restructuring of non-U.S. legal entities.

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Glatfelter Reports 2015 First-Quarter Results	page 4

Balance Sheet and Other Information

Cash and cash equivalents totaled $71.6 million as of March 31, 2015, and net debt was $315.1 million compared with $304.8 million at the end of 2014. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $21.7 million in the first quarter of 2015 compared with $14.4 million in the same period of 2014. For 2015, total capital expenditures are estimated at $110 million to $120 million, including approximately $40 million related to Specialty Papers’ environmental compliance projects.

Adjusted free cash flow for the first quarter of 2015 was a use of $18.4 million compared with a use of $24.2 million in the same quarter of 2014. (Refer to the calculation of these measures provided in this release.)

Outlook

Composite Fibers’ shipping volumes are expected to be approximately 10 percent higher in the second quarter than the first quarter of 2015. Selling prices and raw material and energy prices are expected to be in-line with the first quarter.

Shipping volumes for Advanced Airlaid Materials in the second quarter of 2015 are expected to be in line with the first quarter. Average raw material prices and selling prices are also expected to be in-line with the first quarter.

For Specialty Papers, the Company expects shipping volumes in the second quarter of 2015 to decline slightly compared with the first quarter. Overall selling prices are expected to be in-line with the first quarter of 2015 and input costs are expected to decrease slightly. The Company also plans to complete the annual maintenance outages at its facilities in the second quarter of 2015. The outages are expected to adversely impact operating profit by approximately $34 million, pre-tax, compared with $28 million in the second quarter of 2014 due to an expanded scope of work.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2015 Earnings Release Conference Call

When:	Tuesday, May 5, 2015, 11:00 a.m. (ET)

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	23493734

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	May 5, 2015, 2:00 p.m. through May 19, 2015, 11:59 p.m

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	23493734

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Glatfelter Reports 2015 First-Quarter Results	page 5

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives and our ability to successfully integrate Spezialpapierfabrik Oberschmitten Gmbh (SPO) and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2015	2014
Net sales	$417,469	$455,721
Energy and related sales, net	2,068	5,262

Total revenues	419,537	460,983
Costs of products sold	367,429	405,943

Gross profit	52,108	55,040
Selling, general and administrative expenses	31,272	33,551
Gains on dispositions of plant, equipment and timberlands, net	(2,654)	(809)

Operating income	23,490	22,298
Non-operating income (expense)
Interest expense	(4,508)	(4,812)
Interest income	65	61
Other, net	(187)	211

Total other expense	(4,630)	(4,540)

Income before income taxes	18,860	17,758
Income tax provision	4,935	3,110

Net income	$13,925	$14,648

Earnings per share
Basic	$0.32	$0.34
Diluted	0.32	0.33
Cash dividends declared per common share	$0.11	$0.11
Weighted average shares outstanding
Basic	43,252	43,366
Diluted	43,949	44,360

Business Unit Financial Information

(unaudited)

Three months ended March 31
	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
Dollars in millions
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$135.3	$158.6	$62.3	$71.3	$219.9	$225.8	$—	$—	$417.5	$455.7
Energy and related sales, net	—	—	—	—	2.1	5.3	—	—	2.1	5.3

Total revenue	135.3	158.6	62.3	71.3	222.0	231.1	—	—	419.5	461.0
Costs of products sold	109.0	126.0	55.1	63.1	200.4	215.0	2.9	1.8	367.4	405.9

Gross profit (loss)	26.3	32.6	7.2	8.2	21.6	16.1	(2.9)	(1.8)	52.1	55.0
SG&A	11.6	13.3	1.9	2.3	12.1	13.7	5.6	4.3	31.3	33.6
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(2.7)	(0.8)	(2.7)	(0.8)

Total operating income (loss)	14.7	19.3	5.3	5.9	9.5	2.4	(5.8)	(5.2)	23.5	22.3
Non operating expense	—	—	—	—	—	—	(4.6)	(4.5)	(4.6)	(4.5)

Income (loss) before income taxes	$14.7	$19.3	$5.3	$5.9	$9.5	$2.4	$(10.4)	$(9.8)	$18.9	$17.8

Supplementary Data
Net tons sold (thousands)	38.0	40.0	24.1	25.1	198.7	202.2	—	—	260.7	267.3
Depreciation, depletion and amortization	$6.7	$7.6	$2.2	$2.3	$6.6	$8.3	$0.5	$0.5	$16.0	$18.6
Capital expenditures	5.9	6.0	1.3	1.5	13.2	6.2	1.3	0.8	21.7	14.4

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2015	2014
Cash Flow Data
Cash provided (used) by:
Operating activities	$2,155	$(10,210)
Investing activities	(20,623)	(13,596)
Financing activities	(7,190)	(24,328)
Depreciation, depletion and amortization	15,975	18,615
Capital expenditures	21,749	14,435

	March 31 2015	December 31 2014
Balance Sheet Data
Cash and cash equivalents	$71,570	$99,837
Total assets	1,487,257	1,561,504
Total debt	386,642	404,612
Shareholders’ equity	622,869	649,109

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and workforce efficiency charges, are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2015	2014
Cash from operations	$2,155	$(10,210)
Less: Capital expenditures	(21,749)	(14,435)
Add back: BART/MACT environmental compliance	5,286	452
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(4,065)	—

Adjusted free cash flow	$(18,373)	$(24,193)

Net Debt	March 31	December 31
In thousands	2015	2014
Current portion of long-term debt	$6,885	$5,734
Long term debt	379,757	398,878

Total	386,642	404,612
Less: Cash	(71,570)	(99,837)

Net Debt	$315,072	$304,775